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                                     EX-99.1
                                  PRESS RELEASE

          KOMAG APPOINTS KATHLEEN A. BAYLESS AS VICE PRESIDENT AND CFO


FOR IMMEDIATE RELEASE

SAN JOSE, Calif., September 12, 2002 -- Komag, Incorporated (OTC Bulletin Board:
KOMG), the largest independent producer of media for disk drives, today announced the appointment of Kathleen A. Bayless as the company's Vice President and Chief Financial Officer. Ms. Bayless succeeds Edward H. Siegler who has resigned to pursue another opportunity.

T.H. Tan, Komag's Chief Executive Officer, said, "I am very pleased to be able to announce Ms. Bayless' promotion to Chief Financial Officer. Kathy has been a key member of our executive team and an outstanding contributor for many years. During her tenure she also has worked well with the company's Board of Directors and management. Komag is extremely fortunate to have a person with Kathy's capabilities ready to assume the CFO role. I'm looking forward to her continued contribution."

Mr. Tan also said, "We want to thank Ted Siegler for his efforts during his fifteen year career at Komag. We wish him success in his new pursuits."

Ms. Bayless has been a Komag employee since 1994, and has been Vice President, Corporate Controller since February 2000. In that role she has been responsible for the company's worldwide accounting and control functions as well as its SEC filings and compliance. She has a B.S. degree in Accounting from California State University Fresno and is a CPA.

ABOUT KOMAG

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D center with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.